Exhibit 99.1

Aethlon Medical Announces Third Quarter Financial Results and Provides Corporate Update

SAN DIEGO, February 13, 2023 -- Aethlon Medical, Inc. (Nasdaq: AEMD), a medical therapeutic company focused on developing products to diagnose and treat cancer and life threatening infectious diseases, today reported financial results for its third quarter ended December 31, 2022 and provided an update on recent developments.

Company Updates

Aethlon Medical is continuing the research and clinical development of its Hemopurifier®, a therapeutic blood filtration system that can bind and remove harmful exosomes and life-threatening viruses from blood. This action has potential applications in cancer, where cancer associated exosomes may promote immune suppression and metastasis, and in life-threatening infectious diseases.

The Company recently contracted with NAMSA, LLC 2023 (NAMSA), www.namsa.com, a world-leading MedTech CRO offering global end-to-end development services, to direct our planned oncology study in Australia and the United States. This new clinical trial in oncology is planned to be a safety, feasibility and dose finding trial in solid tumors failing anti-PD-1 antibodies. We believe that this trial will help inform the design of future efficacy trials of our Hemopurifier in oncology. The Company plans to initiate this trial first in Australia and then in the United States.

We recently hired Lee Arnold, PhD, as our new Chief Scientific Officer. Dr. Arnold is a creative scientific leader with 36 years of accomplishments in molecularly-targeted drug discovery. After an initial eight publications in biophysics and biochemistry as an undergraduate at University of Waterloo, he earned a PhD in Organic Chemistry from University of Alberta. Dr. Arnold began his career in pharma research at Syntex, Inc. (Canada), and then joined Pfizer Inc., where he was the inventor of Tarceva® (erlotinib) for non-small cell lung cancer, or NSCLC. During his tenure at BASF/Abbott Bioresearch Center, he established medicinal & combinatorial chemistry operations, and initiated and led two multinational multidisciplinary projects in angiogenesis, ultimately leading to linifanib (ABT-869). As Vice President of Research at OSI Pharmaceuticals, Dr. Arnold and his teams discovered four oncology development candidates, including the “first-in-class” agents linsitinib (IGF-1R), and ASP7486 (TORC1/2).

Dr. Arnold also has served as Chief Scientific Officer (CSO) in a number of innovative start-up biotechnology companies. Just prior to joining Aethlon Medical, Dr. Arnold was the CSO and cofounder of Pardes Biosciences, Inc., which was established at the start of the COVID pandemic as a virtual company that discovered and advanced the oral protease inhibitor, pomotrelvir, into clinical trials for SARS-CoV2 in only 17 months. Dr. Arnold’s inventive and leadership contributions in drug discovery and development to date have resulted in an approved drug, and 16 additional development candidates, currently fueling eight clinical trials in oncology, immunology and virology. These achievements are documented in over 94 published patents and applications, and more than 39 peer-reviewed publications.

Charles J. Fisher, Jr., MD, our Chief Executive Officer, stated “we are delighted to have Lee Arnold join our team. He has an extensive career in science and he has led the product development at five previous companies. We look forward to his active leadership of our research team.”

Our ongoing COVID-19 trial in India for patients in the ICU at Medanta Medicity Hospital continues to be open for enrollment with one patient treated to date.

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We also have ongoing preclinical studies to expand the potential utility of the Hemopurifier. These studies include the Monkeypox (mPox) experiment underway at Battelle Labs to examine the in vitro removal of the currently circulating strain of mPox by a miniature version of our Hemopurifier.

We also recently entered into a materials transfer agreement with the UCSF Medical Center for the study of Post-acute Sequelae of COVID-19 infection (PASC), also known as “Long COVID-19.” In this study, we will receive plasma samples from patients with PASC, as well as from patients with prior COVID-19 without PASC symptoms. The objective of this study is to perform in vitro analysis of exosomes to determine the viability of PASC as a therapeutic target for the Hemopurifier.

Financial Results for the Third Quarter Ended December 31, 2022

As of December 31, 2022, Aethlon Medical had a cash balance of approximately $17.5 million.

Consolidated operating expenses for the three months ended December 31, 2022 were approximately $2.85 million, compared to $2.545 million for the three months ended December 31, 2021. This increase of approximately $305,000, or 12%, in the 2022 period was due to increases in professional fees of $296,000 and in payroll and related expenses of $49,000, offset by a decrease in general and administrative expenses of $40,000.

The $296,000 increase in professional fees in the 2022 period was primarily due to the combination of a $145,000 increase in contract labor expense associated with product development and scientific analytical services, a $73,000 increase in scientific consulting expense, a $71,000 increase in legal fees, and a $22,000 increase associated with recruiting. These expenses were partially offset by a $14,000 decrease in accounting expenses.

The $49,000 increase in our payroll and related expenses in the 2022 period was due to an increase of $167,000 in salary expense and an increase of $62,000 of stock-based compensation expense related to increased headcount, offset by a decrease of $180,000 in relocation expense.

The $40,000 decrease in administrative expenses in the 2022 period was primarily due to a $75,000 decrease in clinical trial expenses, a $19,000 decrease in rent expense and a $20,000 decrease in licenses and permits, which was partially offset by a $60,000 increase in depreciation expense.

Aethlon did not record government contract revenue in the three months ended December 31, 2022. We recorded $17,117 in government contract revenue in the three months ended December 31, 2021. As of December 31, 2022, the Company had approximately $574,000 of deferred revenue related to those government contracts as a result of not achieving certain milestones in the contracts. The NIH award contract ended on September 15, 2022 and we presented the required final report to the NCI. Once the NCI completes the close out review of the contract, we expect to recognize as revenue the $574,000 currently recorded as deferred revenue on our December 31, 2022 balance sheet.

As a result of the changes in revenues and expenses noted above, our net loss increased to approximately $2,850,000 in the three months ended December 31, 2022, from approximately $2,528,000 in the three months ended December 31, 2021.

During the nine months ended December 31, 2022, the Company raised approximately $8.9 million in net proceeds under our ATM agreement with H.C. Wainwright & Co., pursuant to sales of our common stock.

The unaudited condensed consolidated balance sheet for December 31, 2022, and the unaudited condensed consolidated statements of operations for the three and nine months ended December 31, 2022 and 2021 follow at the end of this release.

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Conference Call

The Company will hold a conference call today, Monday, February 13, 2022, at 4:30 p.m. EST to review financial results and recent corporate developments. Following management's formal remarks, there will be a question-and-answer session.

Interested parties can register for the conference by navigating to https://dpregister.com/sreg/10175587/f5e2dfab9b. Please note that registered participants will receive their dial in number upon registration.

Interested parties without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-844-836-8741

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5442

All callers should ask for the Aethlon Medical, Inc. conference call.

A replay of the call will be available approximately one hour after the end of the call through March 13, 2023. The replay can be accessed via Aethlon Medical’s website or by dialing 1-877-344-7529 (domestic) or 1-412-317-0088 (international) or Canada toll free at 1-855-669-9658. The replay conference ID number is 4716809.

About Aethlon and the Hemopurifier®

Aethlon Medical is a medical therapeutic company focused on developing the Hemopurifier, a clinical stage immunotherapeutic device designed to combat cancer and life-threatening viral infections, as its lead technology. In human studies, the Hemopurifier has demonstrated the removal of life-threatening viruses and harmful exosomes from blood utilizing a proprietary lectin-based technology. This action has potential applications in cancer, where exosomes may promote immune suppression and metastasis, and in life-threatening infectious diseases.

The Hemopurifier is a U.S. Food and Drug Administration (FDA) designated Breakthrough Device indicated for the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which exosomes have been shown to participate in the development or severity of the disease.

The Hemopurifier also holds an FDA Breakthrough Device designation and an open IDE application related to the treatment of life-threatening viruses that are not addressed with approved therapies.

Additional information can be found at www.AethlonMedical.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "will," "projections," "estimate," "potentially" or similar expressions constitute forward-looking statements. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. These forward-looking statements are based upon Aethlon's current expectations and involve assumptions that may never materialize or may prove to be incorrect. Factors that may contribute to such differences include, without limitation, the Company's ability to launch its clinical trials in Australia and in the United States and expand its trials in India, the Company’s ability to obtain FDA approval of its new GNA supplier in a timely manner, the Company’s ability to submit to the FDA and have the FDA approve an EUA for the Mpox virus, the Company's ability to successfully treat patients under any Emergency Use pathway, the Company's ability to successfully complete development of its Hemopurifier, the Company’s ability to raise additional funds, and the Company’s ability expand its clinical trials into other areas of cancer, and other potential risks. The foregoing list of risks and uncertainties is illustrative but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended March 31, 2022, and in the Company's other filings with the Securities and Exchange Commission, including its quarterly Reports on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances.

Company Contact:
Jim Frakes
Chief Financial Officer
Aethlon Medical, Inc.
Jfrakes@aethlonmedical.com

Investor Contact:
Susan Noonan
S.A. Noonan Communications, LLC
susan@sanoonan.com
917-513-5303

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AETHLON MEDICAL, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	December 31, 2022	March 31, 2022
ASSETS
CURRENT ASSETS
Cash	$17,499,541	$17,072,419
Accounts receivable	–	127,965
Prepaid expenses	672,781	956,623
TOTAL CURRENT ASSETS	18,172,322	18,157,007

Property and equipment, net	1,212,120	441,238
Right-of-use lease asset	1,217,458	696,698
Patents, net	1,788	2,200
Restricted cash	87,506	87,506
Deposits	33,305	33,305
TOTAL ASSETS	$20,724,499	$19,417,954

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	226,791	499,962
Due to related parties	190,397	155,742
Deferred revenue	574,245	344,547
Lease liability, current portion	264,278	126,905
Other current liabilities	1,180,312	696,893
TOTAL CURRENT LIABILITIES	2,436,023	1,824,049

Lease liability, less current portion	1,009,277	602,505
TOTAL LIABILITIES	3,445,300	2,426,554

COMMITMENTS AND CONTINGENCIES

EQUITY

Common stock, par value of $0.001, 60,000,000 and 30,000,000 shares authorized as of December 31, 2022 and March 31, 2022, respectively; 22,969,349 and 15,419,163 issued and outstanding as of December 31, 2022 and March 31, 2022, respectively	22,971	15,421
Additional-paid in capital	157,148,260	147,446,868
Accumulated deficit	(139,892,032)	(130,329,181)
TOTAL STOCKHOLDERS' EQUITY BEFORE NONCONTROLLING INTERESTS	17,279,199	17,133,108

Noncontrolling interests	–	(141,708)

TOTAL STOCKHOLDERS' EQUITY	17,279,199	16,991,400

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,724,499	$19,417,954

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AETHLON MEDICAL, INC. AND SUBSIDIARY

Consolidated Statements of Operations

For the three and nine month periods ended December 31, 2022 and 2021

	Three Months	Three Months	Nine Months	Nine Months
	Ended 12/31/22	Ended 12/31/21	Ended 12/31/22	Ended 12/31/21

Government contract revenue	$–	$17,117	$–	$281,049

OPERATING COSTS AND EXPENSES
Professional fees	729,665	433,404	2,575,496	1,666,333
Payroll and related	1,048,761	999,500	3,191,402	2,821,850
General and administrative	1,071,327	1,112,159	3,653,832	2,428,053
Total operating expenses	2,849,753	2,545,063	9,420,730	6,916,236

OPERATING LOSS	(2,849,753)	(2,527,946)	(9,420,730)	(6,635,187)

OTHER EXPENSE	–
Loss on dissolution of subsidiary	–	–	142,121	–

NET LOSS	$(2,849,753)	$(2,527,946)	$(9,562,851)	$(6,635,187)

Loss attributable to noncontrolling interests	–	(2,214)	–	(4,174)

NET LOSS ATTRIBUTABLE TO AETHLON MEDICAL, INC.	$(2,849,753)	$(2,525,732)	$(9,562,851)	$(6,631,013)

Basic and diluted net loss available to common stockholders per share common stockholders per share	$(0.12)	$(0.16)	$(0.48)	$(0.46)

Weighted average number of common shares outstanding	22,946,483	15,397,418	19,741,451	14,543,787

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